Exhibit 99.2
Abercrombie & Fitch
February 2008 Sales Release
Call Script
This is Brian Logan, Controller and Sr. Director of Investor Relations of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended March 1st, 2008.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended March 1st, 2008, were $228.9 million, an 11% increase over net sales of $206.6 million for the four-week period ended March 3rd, 2007. Total Company direct-to-consumer net sales increased 39% to $16.9 million for the four-week period ended March 1st, 2008, compared to the four-week period ended March 3rd, 2007. February comparable store sales decreased 2%.
By brand, Abercrombie & Fitch comparable store sales increased 2%. Men’s comps increased by a low double digit; women’s comps decreased by a mid single digit. Transactions per store per week increased 2%; average transaction value increased 6%.
In the kids business, abercrombie, comparable store sales decreased 7%. Boys comps increased by a mid single digit, girls comps decreased by a low double digit. Transactions per store per week decreased 6%; average transaction value decreased 1%.
Hollister comparable store sales decreased 4%. Dudes comps increased by a low double digit; Bettys comps decreased by a high single digit. Transactions per store per week increased 1%; average transaction value decreased 5%.
RUEHL comparable store sales decreased 15%. Men’s comps decreased by a low single digit; women’s decreased by a mid twenty. Transactions per store per week decreased 21%; average transaction value decreased 6%.
From a merchandise classification standpoint across all brands, stronger performing masculine categories included graphic tees, fleece tops and fragrance; while active bottoms and jeans were weaker. In the feminine businesses, again on a total company basis, graphic tees and jeans performed well; while knit tops, skirts and sweaters were down.
By region, comps were strongest in the Northeast and weakest in the South and Midwest.
We will announce March sales on Thursday, April 10th, 2008.
Thank You.
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